Exhibit 99.1

Tesoro Logistics LP Releases 2012 Business Plan Update
SAN ANTONIO - December 5, 2011 - Tesoro Logistics LP (NYSE: TLLP) today announced its 2012 Business Plan Update, which is expected to drive EBITDA to $100 million in 2013 and includes:

•	Organic capital investments of $100 million over the next two years, including previously announced projects; and

•	Expected acquisition of the Martinez Crude Oil Marine Terminal, located in Martinez, California, from Tesoro Corporation.
Phillip Anderson, President, and Ralph Grimmer, Vice President, Operations, will present the 2012 Business Plan Update at the Wells Fargo Securities 2011 Pipeline, MLP and E&P, Services and Utility Symposium at 2:10 p.m. ET on Tuesday, December 6, 2011 in New York.
A copy of the 2012 Business Plan Update and the Wells Fargo slide presentation, along with a live audio webcast of the Wells Fargo presentation, will be available on Tesoro Logistics' website (http://www.tesorologistics.com).

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS FORECASTED UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Annual EBITDA to Net income:	2012 Business Plan Update - EBITDA in 2013
Net income	$79.0
Add:
Depreciation and amortization expense	13.5
Interest and financing costs, net	7.5
EBITDA (a)	$100.0

(a) We define EBITDA as net income (loss) before net interest expense and depreciation and amortization expense. EBITDA is a measure prescribed by accounting principles generally accepted in the United States of America ("U.S. GAAP") but is supplemental financial measure that is used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning expected growth projects and our expectations about future capital spending, earnings and cash flow. For more information concerning factors that could affect these statements see our Prospectus, filed with the Securities and Exchange Commission on April 21, 2011. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

 Media:
Tesoro Media Relations, Media@tsocorp.com, (210) 626-7702